Exhibit 1.02

The Manitowoc Company, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2013

Part I.        Introduction and Company Overview
This is the Conflict Minerals Report (the “Report”) of The Manitowoc Company, Inc. (the “Company,” “we,” “us” or “our”) for calendar year 2013 (excluding Conflict Minerals (as defined below) that, prior to January 31, 2013, were located outside the supply chain) in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“Rule 13p-l”). This Report discusses the Company’s due diligence efforts related to determining whether any of the products it manufactures or that it has contracted to be manufactured contain columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “Conflict Minerals”) that are necessary to the functionality or production of such products that may have originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”) or are from recycled or scrap sources.
The Company manufactures and sells crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. The Company also manufactures and sells commercial foodservice equipment, including 24 market-leading brands of hot- and cold-focused equipment.
Part II.    Due Diligence
In accordance with Securities and Exchange Commission (“SEC”) rules, the Company undertook due diligence efforts to determine whether the Conflict Minerals in the products it manufactures, or contracts to manufacture, that are necessary to the functionality or productions of its products originated in the Covered Countries or are from recycled or scrap sources. The Company designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements for each of the Conflict Minerals.
We undertook the steps described below as part of our due diligence process for 2013:
Step 1: Establish strong Company management systems
We are committed to the responsible sourcing of our products and we expect the same from our suppliers, including ensuring that the products or components supplied to us do not directly or indirectly finance or benefit armed groups in the Covered Countries. Our suppliers are required to support our efforts to comply with Rule 13p-1. We established a Conflict Minerals policy, which is available on our website (www.manitowoc.com) under Investor Relations-Corporate Governance-Other Governance Documents at http://ir.manitowoc.com/phoenix.zhtml?c=67844&p=irol-govhighlights, and in 2013 we updated our standard supplier terms and conditions to address our expectations related to any Conflict Minerals supplied to us.
In 2012, we established a Conflict Minerals steering committee (the “Committee”), which includes representatives from supply chain management, procurement, engineering, operational excellence, information systems, legal and internal audit, and reports to the Company’s senior leadership. The Committee implemented a process to analyze the Company’s manufacturing operations and supply chain to identify the products that we manufacture or contract to manufacture that might contain Conflict Minerals. Based on that process, in 2013 the Committee worked with the Company’s engineering, manufacturing, and supply chain management teams to identify, engage with, and make appropriate inquiries of our suppliers to determine, based on a reasonable country of origin inquiry, whether the Company may be sourcing Conflict Minerals from the Covered Countries.
The Committee was also responsible for educating procurement and supply chain employees, revising supplier terms and conditions to include Conflict Minerals expectations, and overseeing the preparation of the Form SD and this Report.
The Company retained information regarding its due diligence efforts for 2013 in accordance with its existing record retention policies and procedures.
Step 2: Identify and assess risk in the supply chain
Our due diligence efforts were based on a survey process in which we requested certain information from selected suppliers that we believed may be providing parts or components containing Conflict Minerals through the Conflict Minerals Reporting Template prepared by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”). More specifically, the Committee oversaw the following:

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A supply chain survey of those direct suppliers identified during the applicability assessment and reasonable country of origin inquiry that the Company believed represented the highest risk of supplying parts or components that may contain Conflict Minerals from the Covered Countries.

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A red flag review of responses. This red flag review incorporated a process based on the EICC/GeSI Conflict Minerals Reporting Template. Responses that failed one or more red flag review tests were singled out for additional follow-up and clarification.

•	A comparison of the smelters that were identified by the Company’s suppliers against the Conflict Free Smelter Initiative to assist in the supplier risk assessment.

•	Periodic reporting to senior management regarding the results of the survey and related risk assessment.

Step 3: Design and implement a strategy to respond to identified risks
We completed a management reporting dashboard on a periodic basis summarizing the results of the risk assessment process. Other elements of the Company’s due diligence process designed to respond to identified risks included the following:

•	Suppliers that did not respond to the Company’s initial survey request were sent up to three escalation communications requesting that they provide the information requested.

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Suppliers who provided incomplete or inconsistent responses were sent a follow-up communication asking for clarification. Based on the type of red flag identified during a review of supplier responses, suppliers were sent a corrective action communication.

Engagement with certain suppliers
If a supplier was unable to confirm that Conflict Minerals supplied to us were sourced from a smelter or refiner that has been audited and certified as conflict-free, we requested that the supplier participate in a certification program or find alternative sources for Conflict Minerals.

In addition, if, through our due diligence process, we became aware that one of our suppliers was sourcing Conflict Minerals from the Covered Countries or was unable to determine the origin of Conflict Minerals supplied to us, our practice was to take the following steps:

•	Determine whether the smelter or refiner that processed the Conflict Minerals supplied by that supplier had been audited and certified as conflict-free by a reputable independent third party;

•	Notify the supplier of our Conflict Minerals Policy and expectations; and

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Inform the supplier that if the supplier does not begin using conflict-free sources within a reasonable period of time, we may take appropriate steps including, but not limited to, replacing the supplier.

Step 4: Third-party audit of smelters’/refiners’ due diligence practices
As a downstream consumer of Conflict Minerals, the Company must rely on its direct suppliers to gather information about smelters and refiners in the supply chain. The Company does not purchase any Conflict Minerals in their raw material form and, to the best of its knowledge, does not directly purchase any products or components directly from any of the Covered Countries. As a result, the Company does not perform or direct audits of smelters and refiners within its supply chain.
Step 5: Report annually on supply chain due diligence
This Report and the related Form SD were publicly filed with the SEC and are available on our website (www.manitowoc.com) under Investor Relations-Corporate Governance-Other Governance Documents at http://ir.manitowoc.com/phoenix.zhtml?c=67844&p=irol-govhighlights.

Part III.    Product Determination
The products that the Company manufactures and sells include crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, and commercial foodservice equipment. For 2013, based on our due diligence efforts described in this Report, we do not have sufficient information from our suppliers or otherwise to determine whether the Conflict Minerals necessary to the functionality or production of the products we manufacture or contract to manufacture originated in the Covered Countries and, if so, whether the Conflict Minerals were from recycled or scrap sources. We are also unable to determine the facilities used to process the Conflict Minerals in our products, the country of origin of the necessary conflict minerals in these products or the mine or location of origin with the greatest possible specificity.

Part IV.    Audit Report
For calendar year 2013, in accordance with SEC rules and related guidance, an independent private sector audit of this Report was not required.